SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b), (c) AND (d)
                          AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. __) *

                       Incara Pharmaceuticals Corporation
                       ----------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                    45325S101
                                    ---------
                                 (CUSIP Number)

                                 April 19, 2004
                                 ---------------
              Date of Event which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)
      [x]  Rule 13d-1(c)
      [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  45325S101                     13G          Page 2 of 12 Pages
--------------------------------                      --------------------------

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  1   NAME OF REPORTING PERSON

      Biotechnology Value Fund, L.P.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

--------------------------------------------------------------------------------

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  [X]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------

  3   SEC USE ONLY

--------------------------------------------------------------------------------

  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

                 5  SOLE VOTING POWER
   NUMBER OF
    SHARES          0
 BENEFICIALLY  -----------------------------------------------------------------
   OWNED BY
     EACH        6  SHARED VOTING POWER
   REPORTING
    PERSON          3,360,000 shares (1)
     WITH
                ----------------------------------------------------------------

                 7  SOLE DISPOSITIVE POWER

                    0
                ----------------------------------------------------------------

                 8  SHARED DISPOSITIVE POWER

                    3,360,000 shares (1)
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,360,000 shares (1)

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                            [ ]

--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.24%(1)(2)

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

See attached for footnotes.

--------------------------------                      --------------------------
CUSIP No.  45325S101                     13G          Page 3 of 12 Pages
--------------------------------                      --------------------------

--------------------------------------------------------------------------------

  1   NAME OF REPORTING PERSON

      Biotechnology Value Fund II, L.P.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

--------------------------------------------------------------------------------

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  [X]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------

  3   SEC USE ONLY

--------------------------------------------------------------------------------

  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

                 5  SOLE VOTING POWER
   NUMBER OF
    SHARES          0
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY
     EACH        6  SHARED VOTING POWER
   REPORTING
    PERSON          2,380,000 shares (1)
     WITH       ----------------------------------------------------------------

                 7  SOLE DISPOSITIVE POWER

                    0
                ----------------------------------------------------------------

                 8  SHARED DISPOSITIVE POWER

                    2,380,000 shares (1)
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,380,000 shares (1)

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                            [ ]

--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.58%(1)(2)

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

See attached for footnotes.

--------------------------------                      --------------------------
CUSIP No.  45325S101                     13G          Page 4 of 12 Pages
--------------------------------                      --------------------------

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  1   NAME OF REPORTING PERSON

      BVF Investments, L.L.C.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

--------------------------------------------------------------------------------

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  [X]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------

  3   SEC USE ONLY

--------------------------------------------------------------------------------

  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

                 5  SOLE VOTING POWER
   NUMBER OF
    SHARES          0
 BENEFICIALLY  -----------------------------------------------------------------
   OWNED BY
     EACH        6  SHARED VOTING POWER
   REPORTING
    PERSON          4,900,000 shares (1)
     WITH      -----------------------------------------------------------------

                 7  SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------

                 8  SHARED DISPOSITIVE POWER

                    4,900,000 shares (1)
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,900,000 shares (1)

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             [ ]

--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.26%(1)(2)

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON (See Instructions)

      OO
--------------------------------------------------------------------------------

See attached for footnotes.

--------------------------------                      --------------------------
CUSIP No.  45325S101                     13G          Page 5 of 12 Pages
--------------------------------                      --------------------------

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  1   NAME OF REPORTING PERSON

      Investment 10, LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

--------------------------------------------------------------------------------

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  [X]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------

  3   SEC USE ONLY

--------------------------------------------------------------------------------

  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Illinois
--------------------------------------------------------------------------------

                 5  SOLE VOTING POWER
   NUMBER OF
    SHARES          0
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY
     EACH        6  SHARED VOTING POWER
   REPORTING
    PERSON          560,000 shares(1)
     WITH
                ----------------------------------------------------------------

                 7  SOLE DISPOSITIVE POWER

                    0
                ----------------------------------------------------------------

                 8  SHARED DISPOSITIVE POWER

                    560,000 shares (1)
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          560,000 shares (1)

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             [ ]

--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.37%(1)(2)

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON (See Instructions)

      OO
--------------------------------------------------------------------------------

See attached for footnotes.

--------------------------------                      --------------------------
CUSIP No.  45325S101                     13G          Page 6 of 12 Pages
--------------------------------                      --------------------------

--------------------------------------------------------------------------------

  1   NAME OF REPORTING PERSON

      BVF Partners L.P.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

--------------------------------------------------------------------------------

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  [X]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------

  3   SEC USE ONLY

--------------------------------------------------------------------------------

  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

                 5  SOLE VOTING POWER
   NUMBER OF
    SHARES          0
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY
     EACH        6  SHARED VOTING POWER
   REPORTING
    PERSON         11,200,000 shares (1)
     WITH
                ----------------------------------------------------------------

                 7  SOLE DISPOSITIVE POWER

                    0
                ----------------------------------------------------------------

                 8  SHARED DISPOSITIVE POWER

                    11,200,000 shares (1)
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          11,200,000  shares (1)

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             [ ]

--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.45%(1)(2)

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

See attached for footnotes.

--------------------------------                      --------------------------
CUSIP No.  45325S101                     13G          Page 7 of 12 Pages
--------------------------------                      --------------------------

--------------------------------------------------------------------------------

  1   NAME OF REPORTING PERSON

      BVF Inc.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

--------------------------------------------------------------------------------

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  [X]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------

  3   SEC USE ONLY

--------------------------------------------------------------------------------

  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

                 5  SOLE VOTING POWER
   NUMBER OF
    SHARES          0
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY
     EACH        6  SHARED VOTING POWER
   REPORTING
    PERSON          11,200,000 shares (1)
     WITH       ----------------------------------------------------------------

                 7  SOLE DISPOSITIVE POWER

                    0
                ----------------------------------------------------------------

                 8  SHARED DISPOSITIVE POWER

                    11,200,000 shares (1)
--------------------------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          11,200,000 shares (1)

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             [ ]

--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.45%(1)(2)

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON (See Instructions)

      CO
--------------------------------------------------------------------------------

See attached for footnotes.

--------------------------------                      --------------------------
CUSIP No.  45325S101                     13G          Page 8 of 12 Pages
--------------------------------                      --------------------------

The following footnotes relate to pages 2 thru 7:

(1) With respect to each Reporting Person, the following securities are held, as follows (See Item 2(a) for defined terms for each entity and all other capitalized terms below):

  Security Type      BVF       BVF2   Investments  ILL10   Partners    BVF Inc.
--------------------------------------------------------------------------------
Common Stock      2,400,000  1,700,000 3,500,000  400,000  8,000,000  8,000,000
Warrants            960,000    680,000 1,400,000  160,000  3,200,000  3,200,000

Warrants
------------

The Warrants may be exercised at any time until expiration on April 19, 2009 for shares of the issuer's Common Stock at an exercise price of $0.40 per share (subject to adjustment).

(2) Percentage calculations are based on 146,993,762 shares of Common Stock outstanding and 3,200,000 shares of Common Stock issuable upon exercise of the Warrants held by the Reporting Persons.

--------------------------------                      --------------------------
CUSIP No.  45325S101                     13G          Page 9 of 12 Pages
--------------------------------                      --------------------------

Item 1(a). Name of Issuer:

     Incara Pharmaceuticals Corporation


Item 1(b). Address of Issuer's Principal Executive Offices:

     P.O. Box 14287
     79 T.W. Alexander Drive
     4401 Research Commons, Suite 200
     Research Triangle Park, NC 27709

Item 2(a). Names of Person Filing

     This Schedule 13G i s being filed on behalf of the following persons* (the "Reporting Persons"):

     (i)     Biotechnology Value Fund, L.P. ("BVF")

     (ii)    Biotechnology Value Fund II, L.P. ("BVF2")

     (iii)   BVF Investments, L.L.C. ("Investments")

     (iv)    Investment 10, L.L.C. ("ILL10")

     (v)     BVF Partners L.P. ("Partners")

     (vi)    BVF Inc. ("BVF Inc.")


* Attached as Exhibit 1 is a copy of an agreement among the Reporting Persons that this Schedule 13G and any amendments thereto shall be filed on behalf of each of them.

Item 2(b). Address of Principal Business Office or, if none, Residence:

     The principal business office of the Reporting Persons comprising the group filing this Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois, 60606.

Item 2(c). Citizenship or Place of Organization:

     BVF:              a Delaware limited partnership
     BVF2:             a Delaware limited partnership
     Investments:      a Delaware limited liability company
     ILL10:            an Illinois limited liability company
     Partners:         a Delaware limited partnership
     BVF Inc.:         a Delaware corporation

--------------------------------                      --------------------------
CUSIP No.  45325S101                     13G          Page 10 of 12 Pages
--------------------------------                      --------------------------

Item 2(d). Title of Class of Securities:

     This Schedule 13G is being filed with respect to the common stock, par value $.001 per share (the "Common Stock"), of Incara Pharmaceuticals
Corporation. The Reporting Persons' percentage ownership of Common Stock is based on 146,993,762 shares of Common Stock being outstanding and the beneficial ownership by the Reporting Persons of 3,200,000 warrants (the "Warrants") to purchase an equivalent number of shares of the Common Stock. See the discussion in footnote (1) for a further description of the Warrants.

     As of April 19, 2004, (i) BVF beneficially owned 3,360,000 shares of Common Stock, of which 960,000 shares are attributable to Warrants; (ii) BVF2 beneficially owned 2,380,000 shares of Common Stock, of which 680,000 shares are attributable to Warrants; (iii) Investments beneficially owned 4,900,000 shares of Common Stock, of which 1,400,000 shares are attributable to Warrants; and
(iv) ILL10 beneficially owned 560,000 shares of Common Stock, of which 160,000 shares are attributable to Warrants. Beneficial ownership by Partners and BVF Inc. includes 11,200,000 shares of Common Stock, of which 3,200,000 shares are attributable to Warrants.

Item 2(e). CUSIP Number:

     45325S101

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(B), or 13d-2(B) or (C) Check Whether the Person Filing is: One of the Following

     Not applicable as this Schedule 13G is filed pursuant to Rule 13d-1(c).

Item 4. Ownership

     The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 7) on this Schedule 13G is hereby incorporated by reference.

Item 5. Ownership of 5 Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following. | |

Item 6.  Ownership of More than 5 Percent on Behalf of Another Person

     Pursuant to the operating agreement of Investments, Partners is authorized, among other things, to invest funds of Ziff Asset Management, L.P., the majority member of Investments, in shares of Common Stock and Warrants described herein and to vote and exercise dispositive power over those securities. Partners and BVF Inc. share voting and dispositive power over the shares of Common Stock and the Warrants beneficially owned by BVF, BVF2, Investments and those owned by ILL10, on whose behalf Partners acts as investment manager and, accordingly, Partners and BVF Inc. have beneficial ownership of all of the shares of Common Stock and Warrants held by such parties.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Securities Being Reported on By the Parent Holding Company

     Not Applicable.

Item 8.  Identification and Classification of Members of the Group

     Not Applicable.

Item 9.  Notice of Dissolution of Group

     Not Applicable.

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CUSIP No.  45325S101                     13G          Page 11 of 12 Pages
--------------------------------                      --------------------------

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated April 28, 2004

        BIOTECHNOLOGY VALUE FUND, L.P.

        By: BVF Partners L.P., its general partner

            By: BVF Inc., its general partner

                By: /s/  MARK N. LAMPERT
                    ----------------------------
                    Mark N. Lampert
                    President

        BIOTECHNOLOGY VALUE FUND II, L.P.

        By: BVF Partners L.P., its general partner

            By: BVF Inc., its general partner

                By: /s/  MARK N. LAMPERT
                    ----------------------------
                    Mark N. Lampert
                    President

        BVF INVESTMENTS, L.L.C.

        By: BVF Partners L.P., its manager

            By: BVF Inc., its general partner

                By: /s/  MARK N. LAMPERT
                    ----------------------------
                    Mark N. Lampert
                    President


        INVESTMENT 10, L.L.C.

        By: BVF Partners L.P., its attorney-in-fact

            By: BVF Inc., its general partner

--------------------------------                      --------------------------
CUSIP No.  45325S101                     13G          Page 12 of 12 Pages
--------------------------------                      --------------------------

                By: /s/  MARK N. LAMPERT
                    ----------------------------
                    Mark N. Lampert
                    President

        BVF PARTNERS L.P.

        By: BVF Inc., its general partner

                By: /s/  MARK N. LAMPERT
                    ----------------------------
                    Mark N. Lampert
                    President

        BVF INC.

                By: /s/  MARK N. LAMPERT
                    ----------------------------
                    Mark N. Lampert
                    President